Exhibit 3.4

PLEDGE AND SECURITY AGREEMENT

This PLEDGE AND SECURITY AGREEMENT (this “Agreement”) is entered into as of [____], 2020, by and between The Gladstone Companies, Inc., a Delaware corporation (the “Grantor”), and UMB Bank, National Association, in its capacity as trustee under the Indenture (as defined below) and collateral agent hereunder (the “Trustee”), for the benefit of the holders of the Bonds (as defined below) issued by Grantor from time to time under the Indenture.

INTRODUCTION

WHEREAS, the Indenture contemplates and permits the grant of collateral security for the Bonds, with such grant of collateral security to be accomplished pursuant to this Agreement; and

WHEREAS, the Grantor is entering into this Agreement to state the terms under which it has granted a security interest in those assets specified herein to secure (i) the due and punctual payment by the Grantor of the principal and interest on the Bonds when and as due and (ii) each other payment required to be made by the Grantor under the Indenture to the Holders with respect to the Bonds, when and as due (collectively, the “Secured Obligations”).

AGREEMENT

NOW THEREFORE, the Grantor and the Trustee hereby agree as follows:

Article 1

Definitions

1.1. Terms Defined in the Indenture. All capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Indenture.

1.2. Terms Defined in UCC. Terms defined in the Uniform Commercial Code in effect in the State of New York (the “UCC”) that are not otherwise defined in this Agreement or the Indenture shall have the meanings assigned to such terms in the UCC.

1.3. Other Definitions. As used in this Agreement, and in addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

“Bonds” means the 7.0% Senior Secured Bonds of the Grantor authorized, authenticated and delivered under the Indenture from time to time.

“Collateral” means, collectively, the Equity Interests together with all proceeds, profits, interests, capital accounts, accounts, contract rights, deposits, funds, dividends, distributions, rights to dividends, rights to distributions, including both distributions of money and of property, and other rights, claims and interests relating to or arising out of the Equity Interests, whether now owned or hereafter acquired.

“Equity Interests” means the common stock, limited partnership interest, limited liability company membership interest or other equity interest in the each of the Future Gladstone Funds and all securities instruments or other rights convertible into or exercisable for the foregoing that the Grantor now owns or hereinafter acquires. For the avoidance of doubt, Equity Interests excludes any general partnership interests in any of the Future Gladstone Funds.

“Future Gladstone Funds” means the funds that the Grantor expects to launch using the proceeds from the sale of the Bonds: Gladstone Retail Corporation, a corporation to be formed in Maryland that is expected to be a real estate investment trust that invests in retail properties; Gladstone Farming L.P., a limited partnership to be formed in Delaware that is expected to be a privately offered fund that invests in agricultural operations in the United States; and Gladstone Partners L.P., a Delaware limited partnership that is expected to a privately offered fund.

“Governmental Authority” means any country or nation, or any state or other political subdivision thereof or any entity exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to government.

“Holder” means a holder of record of one or more Bonds.

“Indenture” means that certain Indenture dated as of [•], 2020 between the Grantor and the Trustee.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or condition (financial or otherwise) of the Grantor or (b) the validity or enforceability of this Agreement or the Indenture or the rights or remedies of the Trustee or the Holders.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, joint stock company, trust, unincorporated organization or government or Governmental Authority.

“Pledged Collateral” means, collectively, the Collateral pledged pursuant to this Agreement.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

Article 2

Grant of Security Interest and Pledge; Collateral Agent

2.1 Grant of Security Interest and Pledge. To secure the prompt and complete payment and performance of the Secured Obligations, the Grantor, subject to the terms and conditions of this Agreement, hereby pledges, assigns and grants to the Trustee, on behalf of and for the benefit of the Holders, a security interest (which interest shall constitute a first priority security interest) in all of Grantor’s right, title and interest, whether now owned or hereafter acquired, in and to the Collateral.

2.2 Collateral Agent. The Trustee serves as trustee under the Indenture and hereby agrees to serve as collateral agent under this Agreement for the benefit of the Holders. The Trustee shall not be in a position of a member, stockholder or partner of any Future Gladstone Fund, but rather is granted, on behalf of the Holders, a lien on and security interest in the Grantor’s Equity Interests in the Future Gladstone Funds including, without limitation, any and all of the Collateral.

2.3 Voting Rights; Distributions, Etc. So long as no Event of Default (and the expiration of any cure period related thereto) shall have occurred and be continuing:

(a) the Grantor shall be entitled to exercise any and all voting and/or other consensual rights and powers relating or pertaining to the Collateral or any part thereof, provided, however, that no vote shall be cast or right exercised or other action taken which would (x) impair the Collateral or any portion thereof or the rights and remedies of the Trustee under the Collateral Documents, or (y) have or would reasonably be expected to have a material adverse effect on the Collateral or any material part thereof or (z) result in any violation of the provisions of this Agreement, the Indenture or any other Collateral Document; and

(b) except to the extent limited by this Agreement, the Indenture or any other Collateral Document, the Grantor shall be entitled to receive and retain any and all cash dividends or cash distributions payable on the Collateral, but any and all equity interests and/or liquidating dividends, distributions in property, returns of capital, or other distributions made on or in respect of the Collateral, whether resulting from a subdivision, combination, or reclassification of the outstanding ownership units or other interests of the Future Gladstone Funds or received in exchange for the Collateral or any part thereof or as a result of any merger, consolidation, acquisition, or other exchange of assets to which any Future Gladstone Fund may be a party or otherwise, and any and all cash and other property received in redemption of or in exchange for any Collateral (either upon call for redemption or otherwise) shall be and become part of the Collateral pledged hereunder;

Upon the occurrence and during the continuance of an Event of Default, all rights of the Grantor to exercise the voting and/or other consensual rights and powers that the Grantor is entitled to exercise pursuant to clause (a) hereof and/or to receive the payments that the Grantor is authorized to receive and retain pursuant to clause (b) hereof shall cease, and all such rights shall thereupon become vested in the Trustee for the benefit of the Holders; provided, that nothing herein shall obligate the Trustee to exercise such voting and/or other consensual rights, all such action in such regard being solely in the Trustee’s discretion.

Article 3

Representations and Warranties of Grantor

The Grantor represents and warrants to the Trustee as follows:

3.1. Title; Liens. The Grantor is and will be the record and beneficial owner of the Collateral as of the date hereof. All of the Collateral is and will be owned by the Grantor free and clear of all Liens, except for the security interest granted to the Trustee on behalf of the Holders hereunder and Liens permitted under Section 4.1.4, and there are and will be no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance of sale of, any Equity Interests.

3.2. Authorization and Enforceability. The execution and delivery by the Grantor of this Agreement have been duly authorized by proper corporate proceedings. The Grantor has full corporate power and authority to grant to the Trustee the security interest in the Collateral pursuant hereto. This Agreement constitutes a legal, valid and binding obligation of the Grantor which is enforceable against the Grantor except as enforceability may be limited by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) requirements of reasonableness, good faith and fair dealing.

3.3. Valid Security Interest. Upon the Grantor’s filing of a Uniform Commercial Code financing statement with the Secretary of State of the State of Delaware, this Agreement creates and grants a valid lien on and perfected security interest in the Collateral and the proceeds thereof, subject to no prior security interest, lien, charge or encumbrance, or to any agreement purporting to grant to any third party a security interest in the property or assets of the Grantor which would include the Collateral.

3.4. No Conflicts or Violation. Neither the execution and delivery by the Grantor of this Agreement, the creation and perfection of the security interest in the Collateral granted hereunder, nor compliance with the terms and provisions hereof, will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Grantor, (ii) the Grantor’s certificate of incorporation or bylaws, or (iii) the provisions of any indenture, instrument or agreement to which the Grantor is a party or is subject, or by which it or its property may be bound or affected, or conflict with or constitute a default thereunder, or result in or require the creation or imposition of any Lien in or on the property of the Grantor pursuant to the terms of any such indenture, instrument or agreement (other than any Lien of the Trustee on behalf of the Holders), except in the case of clauses (i) and (iii) such violations, which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

3.5. Governmental Approvals. Other than the filing of a Uniform Commercial Code financing statement with the Secretary of State of the State of Delaware, no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body required for the due execution, delivery or performance by the Grantor of their respective obligations under the Indenture or any Collateral Documents remains unobtained or unfulfilled.

3.6. Offices. The Grantor’s mailing address, and the principal location of their place of business or chief executive office, is The Gladstone Companies, Inc., 1521 Westbranch Drive, Suite 100, McLean, Virginia 22102.

3.7. No Financing Statements or Security Agreements. No financing statement or security agreement describing all or any portion of the Collateral which has not lapsed or been terminated naming the Grantor as debtor has been filed or is of record in any jurisdiction except financing statements (i) naming the Trustee on behalf of the Holders as the secured party and (ii) in respect of Liens permitted by the Indenture or under Section 4.1.4.

3.8. No Proceedings. There is no order, judgment, decree, injunction, stipulation or consent order of or with any Governmental Authority to which the Grantor is subject, and there is no action, suit, arbitration, regulatory proceeding or investigation pending, before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality, against the Grantor or its direct or indirect subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Furthermore, there is no action, suit, arbitration, regulatory proceeding or investigation pending, before any court, regulatory body, administrative agency or other tribunal or governmental instrumentality (A) asserting the invalidity of the Indenture or any Collateral Documents or (B) seeking to prevent the issuance of Bonds or the consummation of the transactions contemplated by the Indenture or any offering statement under which Bonds are being offered and sold.

3.9. Investment Company Act. The Grantor is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

3.10. Accuracy of Information. All information heretofore furnished by or on behalf of the Grantor in connection with the Collateral Documents, or any transaction contemplated thereby, is true and accurate in all material respects (without omission of any information necessary to prevent such information from being materially misleading).

Article 4

Covenants of the Grantor

From the date of this Agreement and thereafter until this Agreement is terminated, the Grantor agrees:

4.1. General.

4.1.1 Inspection. The Grantor will permit the Trustee (i) to inspect the Pledged Collateral, (ii) to examine and make copies of the records of the Grantor relating to the Pledged Collateral and (iii) to discuss the Pledged Collateral and the related records of the Grantor with, and to be advised as to the same by, the officers and employees of the Grantor and its subsidiaries, all at such reasonable times and intervals as the Trustee may determine, upon reasonable notice by the Trustee to the Grantor and all at the Grantor’s expense.

4.1.2 Records and Reports; Notice of Default. The Grantor shall keep and maintain complete, accurate and proper books and records with respect to the Collateral and shall furnish to the Trustee such reports relating to the Collateral as the Trustee shall from time to time reasonably request.

4.1.3 Financing Statements. The Grantor hereby authorizes the Trustee to file (provided the Trustee shall have no obligation to do so), and will execute and file and record and deliver to the a copy to the Trustee of all financing statements describing the Pledged Collateral and other documents and take such other actions as may from time to time required by law or as may reasonably be requested by the Trustee, subject in all cases to Liens permitted under the Indenture and any Collateral Documents, or any other agreement describing the rights of the Trustee (on behalf of the Holders) relative to other creditors of the Grantor.

4.1.4 Liens. The Grantor will not create, incur, or suffer to exist any Lien on the Collateral except Liens satisfy the following conditions (i) such Lien is permitted pursuant to the Indenture, this Agreement or any other agreement describing the rights of the Trustee relative to other creditors of the Grantor, (ii) such Lien is created under any debt or obligation pari passu or subordinate in right of payment or priority to the Bonds, and (iii) such Lien is promptly disclosed in writing to the Trustee and the Holders of the Bonds.

4.1.5 Disposition of Collateral Outside Ordinary Course. The Grantor shall not sell or otherwise dispose of the Collateral outside of the ordinary course of business without the prior consent of the Trustee (provided the Trustee shall have no obligation to consent absent the receipt of the consent or at the direction of the Holders of at least a majority in principal amount of the then-outstanding Bonds).

4.1.6 Change in Corporate Existence, Type or Jurisdiction of Organization, Location, Name. The Grantor shall: (a) preserve its existence and entity structure as in effect on the date of this Agreement; (b) not change its name or jurisdiction of organization; (c) not maintain its chief executive office at a location other than a location specified in Section 3.6; unless, the Grantor shall have given the Trustee not less than ten days’ prior written notice of such event or occurrence and the Grantor shall have either (x) certified to the Trustee that such event or occurrence will not adversely affect the validity, perfection or priority of the Trustee’s security interest in the Collateral, or (y) taken such steps as are necessary or advisable to properly maintain the validity, perfection and priority of the Trustee’s security interest in the Collateral owned by the Grantor.

4.2. Certificated and Uncertificated Securities. Upon request, the Grantor shall promptly deliver to the Trustee any original certificates or instruments representing the Pledged Collateral. In addition, the Grantor shall permit the Trustee from time to time to cause the appropriate issuers (and, if held with a securities intermediary, such securities intermediary) of uncertificated securities or other types of securities not represented by certificates or other written instrument which are Pledged Collateral to mark their books and records with the numbers and face amounts of all such uncertificated securities or such other types of securities and all replacements thereof to reflect the Lien of the Trustee granted pursuant to this Agreement.

4.3. No Interference. The Grantor agrees that it will not interfere with any right, power and remedy of the Trustee provided for in this Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by the Trustee of any one or more of such rights, powers or remedies.

Article 5

Remedies Upon Default

5.1. Remedies. Upon the occurrence of an Event of Default under, and as defined in, the Indenture, the Trustee may, and at the direction of the Holders of at least a majority in principal amount of the then-outstanding Bonds shall, exercise any or all of the following rights and remedies (in addition to the rights and remedies under any other Article of this Agreement or the Indenture):

5.1.1 Those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Pledged Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a right of setoff or bankers’ lien) when a debtor is in default under a security agreement.

5.1.2 Concurrently with written notice to the Grantor, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exchange certificates or instruments representing or evidencing Pledged Collateral for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon and to otherwise act with respect to the Pledged Collateral as though the Trustee was the outright owner thereof.

The Trustee, on behalf of the Holders, may comply with any applicable state or federal law requirements in connection with a disposition of the Pledged Collateral, and such compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Pledged Collateral. The Trustee shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of the Trustee and the Holders, the whole or any part of the Pledged Collateral so sold, free of any right of equity redemption, which equity redemption the Grantor hereby expressly releases.

Until the Trustee is able to effect a sale, lease, or other disposition of Pledged Collateral, the Trustee shall have the right to hold or use Pledged Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Pledged Collateral or its value or for any other purpose deemed appropriate by the Trustee. The Trustee may, if it so elects, seek the appointment of a receiver or keeper to take possession of Pledged Collateral and to enforce any of the Trustee’s remedies (for the benefit of the Trustee and Holders), with respect to such appointment without prior notice or hearing as to such appointment.

Notwithstanding the foregoing, neither the Trustee nor any Holder shall be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, the Grantor, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of their rights or remedies with respect to any Pledged Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Pledged Collateral or any guarantee of the Secured Obligations or to resort to the Pledged Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Pledged Collateral.

The Grantor recognizes that the Trustee may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof in accordance with this Section 5.1. The Grantor also acknowledges that any private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Trustee shall be under no obligation to delay a sale of any of the Pledged Collateral for the period of time necessary to permit the Grantor or the issuer of the Pledged Collateral to register such securities for public sale under the Securities Act of 1933, or under applicable state securities laws, even if the Grantor and the issuer would agree to do so.

5.2. Grantor’s Obligations Upon Default. Upon the request of the Trustee after the occurrence and during the continuation of an Event of Default, the Grantor shall:

5.2.1 Assemble and make available to the Trustee the Pledged Collateral and all books and records relating thereto at any place or places specified by the Trustee; and/or

5.2.2 Take, or cause an issuer of Pledged Securities to take, any and all actions necessary to register or qualify the Pledged Collateral to enable the Trustee to consummate a public sale or other disposition of such Pledged Securities.

Article 6

Waivers, Amendments and Remedies

No delay or omission of the Trustee or the Holders to exercise any right or remedy granted under this Agreement shall impair such right or remedy or be construed to be a waiver of any Event of Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Agreement whatsoever shall be valid unless in writing signed by the Trustee and the Grantor. All rights and remedies contained in this Agreement or by law afforded shall be cumulative and all shall be available to the Trustee and the Holders until the Secured Obligations have been paid in full.

Article 7

Proceeds; Collection of Distributions

7.1. Collection of Distributions. Subject to any provisions of the Indenture, this Agreement or any other Collateral Documents, including any intercreditor agreement or other agreement describing the rights of the Trustee relative to other creditors of the Grantor, the Trustee may at any time after the occurrence and during the continuation of an Event of Default, by giving the Grantor written notice, elect to require that any dividends or distributions paid on the Collateral be paid directly to the Trustee for the benefit of the Holders. In such event, the Grantor shall, and shall permit the Trustee to, promptly notify the applicable issuer of the Trustee’s interest therein and direct such issuer to make payment of all amounts then or thereafter paid directly to the Trustee. Upon receipt of any such notice from the Trustee, the Grantor shall thereafter hold in trust for the Trustee, on behalf of the Holders, all dividend or distributions received by it with respect to the Collateral and immediately and at all times thereafter deliver to the Trustee all such amounts in the same form as so received, whether by cash, check, draft or otherwise, with any necessary endorsements. The Trustee shall hold and apply funds so received as provided by the terms of Section 7.2.

7.2. Special Collateral Account. Subject in all cases to any provisions of the Indenture, this Agreement or any other Collateral Documents, including any intercreditor agreement or other agreement describing the rights of the Trustee relative to other creditors of the Grantor, after the occurrence and during the continuation of an Event of Default, all future cash proceeds of the Pledged Collateral shall be deposited with the Trustee and shall be applied by the Trustee to payment of the Secured Obligations as provided under Section 6.03 of the Indenture.

Article 8

The Trustee

8.1. Collateral Agent. UMB Bank, National Association has been appointed collateral agent for the Holders hereunder. It is expressly understood and agreed by the parties to this Agreement that any authority conferred upon the Trustee hereunder is subject to the terms of the delegation of authority made by the Holders to the Trustee pursuant to the Indenture, and that the Trustee has agreed to act (and any successor Trustee shall act) as such hereunder only on the express conditions contained in the Indenture and this Article 8. Any successor Trustee appointed pursuant to the Indenture shall be entitled to all the rights, interests and benefits of the Trustee hereunder.

8.2. No Implied Duty. The Trustee shall not have any fiduciary duties nor will it have responsibilities or obligations other than those expressly assumed by it in this Agreement and the Indenture. The Trustee shall not be required to take any action that is contrary to applicable law or any provision of this Agreement and the Indenture.

8.3. Appointment of Agents and Advisors. The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, accountants, appraisers or other experts or advisors selected by it in good faith as it may reasonably require and will not be responsible for any misconduct or negligence on the part of any of them.

8.4. Solicitation of Instructions.

8.4.1 The Trustee may at any time solicit written confirmatory instructions, or an order of a court of competent jurisdiction, as to any action that it may be requested or required to take, or that it may propose to take, in the performance of any of its obligations under this Agreement or the Indenture.

8.4.2 No written direction given to the Trustee that in the sole judgment of the Trustee imposes, purports to impose or might reasonably be expected to impose upon the Trustee any obligation or liability not set forth in or arising under this Agreement, or the Indenture will be binding upon the Trustee unless the Trustee elects, at its sole option, to accept such direction.

8.5. Limitation of Liability. The Trustee will not be responsible or liable for any action taken or omitted to be taken by it hereunder or under the Indenture, except for its own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction. In acting as collateral agent under this Agreement, the Trustee shall be entitled to all rights, protections, immunities granted to it under Article VII of the Indenture. In no event shall the Trustee be responsible or liable to any party for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action;

8.6. Entitled to Rely. The Trustee may seek and rely upon, and shall be fully protected in relying upon, any judicial order or judgment, upon any advice, opinion or statement of legal counsel, independent consultants and other experts selected by it in good faith, and upon any certification, instruction, notice or other writing delivered to it by the Grantor in compliance with the provisions of this Agreement or the Indenture, without being required to determine the authenticity thereof or the correctness of any fact stated therein or the propriety or validity of service thereof. The Trustee may act in reliance upon any instrument comporting with the provisions of this Agreement or the Indenture, or any signature reasonably believed by it to be genuine and may assume that any Person purporting to give notice or receipt or advice or make any statement or execute any document in connection with the provisions hereof or the Indenture has been duly authorized to do so.

8.7. Actions by Trustee. In the event any provision of this Agreement requires the approval, consent, or action by the Trustee, the Trustee shall have no obligation to act, approve or provide its consent absent the receipt of written direction and indemnity satisfactory to it from the Holders of a majority in aggregate principal amount of the Bonds Outstanding, and will be fully protected if it does so, and any action taken, suffered or omitted pursuant to hereto or thereto shall be binding on the Holders.

8.8. Security or Indemnity in Favor of the Trustee. The Trustee will not be required to advance or expend any funds or otherwise incur any financial liability in the performance of its duties or the exercise of its powers or rights hereunder unless it has been provided with security or indemnity reasonably satisfactory to it against any and all liability or expense which may be incurred by it by reason of taking or continuing to take such action.

8.8.1 The Grantor agrees to defend, protect, indemnify and hold the Trustee harmless from and against any and all claims, damages, losses, liabilities, obligations, penalties, fees, costs and expenses (including, without limitation, reasonable legal fees, costs, expenses, and disbursements of Trustee’s counsel) to the extent that they arise out of or otherwise result from this Agreement (including, without limitation, enforcement of this Agreement), except claims, losses or liabilities resulting solely and directly from Trustee’s bad faith, gross negligence or willful misconduct, as determined by a final judgment of a court of competent jurisdiction.

8.8.2 The Grantor agrees to upon demand pay to the Trustee the amount of any and all compensation for its services and costs and expenses, including the reasonable fees, costs, expenses and disbursements of counsel for the Trustee and of any experts and agents (including, without limitation, any collateral agent which may act as agent of the Trustee), which the Trustee may incur in connection with (i) the preparation, negotiation, execution, delivery, recordation, administration, amendment, waiver or other modification or termination of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any Collateral, (iii) the exercise or enforcement of any of the rights of the Trustee hereunder (including attorneys’ fees in connection therewith), or (iv) the failure by the Grantor to perform or observe any of the provisions hereof.

8.9. Rights of the Trustee. In the event there is any bona fide, good faith disagreement resulting in adverse claims being made in connection with Pledged Collateral held by the Trustee, and the terms of this Agreement or the Indenture do not unambiguously mandate the action the Trustee is to take or not to take in connection therewith under the circumstances then existing, or the Trustee is in doubt as to what action it is required to take or not to take hereunder or under the Indenture, it will be entitled to refrain from taking any action (and will incur no liability for doing so) until directed otherwise in writing by the Holders of a majority in aggregate principal amount of the Bonds Outstanding (and indemnified to its satisfaction) or by order of a court of competent jurisdiction.

8.10. Limitations on Duty of Trustee in Respect of Collateral.

8.10.1 Beyond the exercise of reasonable care in the custody of Pledged Collateral in its possession, the Trustee will have no duty as to any Pledged Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and the Trustee will not be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any Liens on the Pledged Collateral. The Trustee will be deemed to have exercised reasonable care in the custody of the Pledged Collateral in its possession if the Pledged Collateral is accorded treatment substantially equal to that which it accords its own property, and the Trustee will not be liable or responsible for any loss or diminution in the value of any of the Pledged Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee in good faith.

8.10.2 The Trustee will not be responsible for the existence, genuineness or value of any of the Pledged Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Pledged Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence, bad faith or willful misconduct on the part of the Trustee, for the validity or sufficiency of the Pledged Collateral or any agreement or assignment contained therein, for the validity of the title of the Grantor to the Pledged Collateral, for insuring the Pledged Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Pledged Collateral. The Trustee hereby disclaims any representation or warranty to the present and future Holders concerning the perfection of the Liens granted hereunder or in the value of any of the Pledged Collateral.

Article 9

General Provisions

9.1. Notice of Disposition of Pledged Collateral; Etc. The Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Pledged Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Grantor, addressed as set forth in Section 3.6, at least ten days prior to (i) the date of any such public sale or (ii) the time after which any such private sale or other disposition may be made. To the maximum extent permitted by applicable law, the Grantor waives all claims, damages, and demands against the Trustee or any secured party arising out of the repossession, retention or sale of the Pledged Collateral, except such as arise solely out of the gross negligence, bad faith or willful misconduct of the Trustee or such secured party as finally determined by a court of competent jurisdiction. To the extent it may lawfully do so, the Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Trustee or any other secured party, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Pledged Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Agreement, or otherwise. Except as otherwise specifically provided herein, the Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Agreement or any Pledged Collateral.

9.2. Limitation on Duties with Respect to Pledged Collateral. The Trustee shall use reasonable care with respect to the Pledged Collateral in its possession or under its control. The Trustee shall not have any other duty as to any Pledged Collateral in its possession or control or in the possession or control of any agent or nominee of the Trustee or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.

9.3. Performance of Grantor’s Obligations. Without having any obligation to do so, the Trustee may perform or pay any obligation which the Grantor has agreed to perform or pay in this Agreement and the Grantor shall reimburse the Trustee for any reasonable amounts paid by the Trustee pursuant to this Section. The Grantor’s obligation to reimburse the Trustee pursuant to the preceding sentence shall be a Secured Obligation payable on demand.

9.4. Authorization to Take Certain Action. The Grantor irrevocably authorizes the Trustee at any time and from time to time in the sole discretion of the Trustee and appoints the Trustee as its attorney-in-fact (i) to execute on behalf of the Grantor as debtor and to file financing statements necessary or desirable in the Trustee’s sole discretion to perfect and to maintain the Trustee’s security interest in the Pledged Collateral, (ii) to endorse and collect any future cash proceeds of the Pledged Collateral, (iii) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Pledged Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which does not add new collateral or add a debtor) in such offices as the Trustee in its sole discretion deems necessary or desirable to maintain the Trustee’s security interest in the Pledged Collateral, (iv) to contact and enter into one or more agreements with the issuers of uncertificated securities which are Collateral or with financial intermediaries holding Equity Interests as may be necessary or advisable to give the Trustee control over such securities or other Equity Interests, (v) subject to the terms hereof, to enforce payment of the instruments in the name of the Trustee or the Grantor, (vi) to apply the future proceeds of any Pledged Collateral received by the Trustee to the Secured Obligations as provided in Article 8 and (vii) to discharge past-due taxes, assessments, charges, fees or Liens on the Pledged Collateral (except for such Liens as are specifically permitted hereunder or under the Indenture), and the Grantor agrees to reimburse the Trustee on demand for any reasonable payment made or any reasonable expense incurred by the Trustee in connection therewith, provided that this authorization shall not place any obligation on the Trustee to take any such actions or relieve the Grantor of any of its obligations under this Agreement or under the Indenture.

9.5. Specific Performance of Certain Covenants. The Grantor acknowledges and agrees that a breach of any of the covenants contained in Sections 4.1.4, 4.1.5 or 5.2 or in Article 8 will cause irreparable injury to the Trustee and the Holders, that the Trustee and the Holders have no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of the Trustee or the Holders, to seek and obtain specific performance of other obligations of the Grantor contained in this Agreement, that the covenants of the Grantor contained in the Sections referred to in this Section 9.5 shall be specifically enforceable against the Grantor.

9.6. Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against the Grantor for liquidation or reorganization, should the Grantor become insolvent or make an assignment for the benefit of any creditor or creditors, or should a receiver or trustee be appointed for all or any significant part of the Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

9.7. Benefit of Agreement. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Grantor, the Trustee and the Holders and their respective successors and assigns (including all persons who become bound as a debtor to this Agreement), except that the Grantor shall not have the right to assign its rights or delegate its obligations under this Agreement or any interest herein, without the prior written consent of the Trustee. No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Secured Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to the Trustee, for the benefit of the Trustee and the Holders, hereunder.

9.8. Survival of Representations. All representations and warranties of the Grantor contained in this Agreement shall survive the execution and delivery of this Agreement.

9.9. Taxes and Expenses. Any taxes payable or ruled payable by a federal or state authority in respect of this Agreement shall be paid by the Grantor, together with interest and penalties, if any. The Grantor shall reimburse the Trustee for any and all reasonable out-of-pocket expenses and internal charges (including the fees, charges and disbursements of one U.S. counsel paid or incurred by the Trustee in connection with the collection and enforcement of this Agreement and in the audit, analysis, administration, collection, preservation or sale of the Collateral (including the expenses and charges associated with any periodic or special audit of the Collateral). Any and all costs and expenses incurred by the Grantor in the performance of actions required pursuant to the terms hereof shall be borne solely by the Grantor.

9.10. Headings. The title of and section headings in this Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Agreement.

9.11. Termination. This Agreement shall continue in effect (notwithstanding the fact that from time to time there may be no Secured Obligations outstanding) until (i) the Indenture has terminated pursuant to its express terms and (ii) all of the Secured Obligations have been indefeasibly paid in cash and performed in full. Upon such termination, the Trustee shall, at the written request of the Grantor, execute any releases prepared by the Grantor to effect the release any security that it may have to the Collateral and any guarantees hereunder.

9.12. Entire Agreement. This Agreement and the Indenture embody the entire agreement and understanding between the Grantor and the Trustee relating to the Pledged Collateral and supersedes all prior agreements and understandings among the Grantor and the Trustee relating to such Pledged Collateral.

9.13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

9.14. Severability. Any provision in this Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Agreement are declared to be severable.

9.15. Counterparts; Delivery. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. Counterparts may be delivered via facsimile or electronic mail and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purpose.

9.16. Notices. Any notice required or permitted to be given under this Agreement shall be sent (and deemed received) in the manner and to the addresses set forth in Section 13.04 of the Indenture. Any party may change its address for service of notice upon it by a notice in writing to the other parties as described in Section 13.04 of the Indenture.

9.17. Conflicts with Indenture. In the event of any direct conflict between the provisions of this Agreement and the provisions of the Indenture, including without limitation any direct conflict relating to (i) the rights and remedies (or the limitations upon such rights and remedies) of the Holders upon a Default or (ii) the subordination provisions contained in the Indenture, the provisions of the Indenture shall control.

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IN WITNESS WHEREOF, the Grantor and the Trustee have executed this Pledge and Agreement as of the date first above written.

THE GLADSTONE COMPANIES, INC.

By:
Name:
Title:

UMB BANK, NATIONAL ASSOCIATION

By:
Name:
Title: